Exhibit 10.5

September 22, 2015

Mr. Shu Gan

Freemont, CA

Via email to: [Email address redacted]

Dear Shu:

We are pleased to offer you the position of Chief Marketing Officer with Numerex reporting to Marc Zionts, Chief Executive Officer.

We are eager to get you on board and would like you to formally accept this offer by Monday, September 28th and start work at Numerex on or before Monday, October 5th. If you plan on accepting this offer, please contact me to confirm your start date.

Shortly after you begin working, Marc will establish specific short and longer-term goals with you. Aside from your specific job requirements, you will be expected to contribute to our overall business and cultural growth by, among other things, helping colleagues achieve their goals and contributing to the development of company-wide intellectual capital.

We have developed a competitive compensation package commensurate with your extensive experience and abilities.

Base Pay

You will earn base pay at an annualized pre-tax rate of $250,000 payable twice a month.

Bonus

You will participate in our Executive Bonus Plan with an annual bonus targeted at 40% of base pay. Currently, this bonus can range from 0% to 60% of base pay depending on Numerex’s achievement of specified revenue and earnings targets.

Equity

Upon your hire, management will recommend to the Compensation Committee of the Board of Directors that you be granted 51,000 stock options and 21,000 Restricted Share Units under Numerex’s current standard vesting terms: 25%/year for four years. Vesting is accelerated upon the occurrence of a Change-in-Control. At $9/share, this equity has an approximate present value of 150% of your base pay.

In addition, you will be eligible for annual equity grants with a targeted present value equal to 50% of your base pay. These grants are usually made on or around our annual shareholder’s meeting held in the spring.

No Equity is granted until approved by the Compensation Committee.

Associate Benefits

You will be entitled to the benefits generally provided to Numerex associates. Numerex currently offers medical, dental, vision, 401(k), paid-time-off and life insurance plans.

The 401(k) plan includes a company match of 50% of your pre-tax deferrals up to 6% of semi-monthly compensation (i.e., a 3% match) subject to Internal Revenue Code limitations on contributions. Under the paid-time-off plan, you will accrue 15 days of vacation per year, have two elective holidays which can be taken at any time, and be able to take up to seven paid days off in the event of illness. This is in addition to the standard Company-wide holidays (e.g., Thanksgiving, Christmas).

SEVERANCE & CHANGE IN CONTROL

Management will recommend to the Compensation Committee that Numerex enter into a severance and change in control agreement with you with the following key terms:

•	Six months of base pay in the event you are terminated by Numerex or any successor organization without Cause or you resign for Good Reason.

•	All outstanding equity grants will be vested in the event of a change-in-control.

RELOCATION

The position requires your relocation to the Atlanta area within the next six months. To assist you in this transition, Numerex will reimburse you for all reasonable relocation-related expenses up to $50,000. This includes directly paying the moving company of your choice for costs associated with packing and moving your household goods to Atlanta (generally, this direct reimbursement is non-taxable).

In addition, Numerex will reimburse you for all reasonable temporary living expenses during the period prior to your relocation for a period of six months.

If you voluntarily terminate your employment, or are terminated for cause, within 18 months of your start date, you will be required to reimburse Numerex a pro-rated amount of the relocation reimbursements.

COMPANY POLICIES AND EMPLOYMENT REQUIREMENTS

By accepting employment with Numerex, we expect that you will maintain all information about its operations, customers, and associates as confidential and, in the event that you leave Numerex, refrain from competition with the firm.

As a condition of your employment, you are required to sign the attached Business Protection Agreement. Employment is further contingent upon demonstrating you have the legal right to work in the United States without sponsorship by Numerex, passing a drug test, and a satisfactory background and reference check. The background check may include a review of your credit history.

If you accept this offer, please email a signed copy of this offer letter and Business Protection Agreement to me at [Email address redacted].

After we receive the signed offer letter and Business Protection Agreement, you will receive an email from [Vendor name redacted], the company Numerex uses to conduct the background check and drug test, with information about completing them.

Unless formally accepted beforehand, this offer will expire at the close of business on Monday, October 5th, 2015.

This letter covers all the principal aspects of our offer and does not create a contract of employment or a contract for benefits. Your employment relationship with the Company is at-will. At either your option or the Company's option, your employment may be terminated at any time, with or without cause or notice.

Shu, we are excited about the prospect of you joining Numerex and helping us continue our growth; your experience, track record of success and integrity is a wonderful fit with our culture.

Please feel free to contact me or Marc if you have any questions or would like to discuss any aspect of this offer.

Sincerely,

/s/ John Markson

John Markson

VP, Human Resources

Accepted:

SIGNATURE:	DATE:

/s/ Shu Gan	September 23, 2015
Mr. Shu Gan

Cc: Marc Zionts

[Standard business protection agreement redacted]